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                                                                     EXHIBIT 4.9


                              TERM PROMISSORY NOTE


$11,725,000                                                  New York, New York
                                                             March 11, 1999

         FOR VALUE RECEIVED, ANVIL KNITWEAR, INC., a Delaware corporation (the "Debtor"), hereby unconditionally promises to pay to the order of CONGRESS FINANCIAL CORPORATION, a Delaware corporation (the "Payee"), at the offices of Payee at 1133 Avenue of the Americas, New York, New York 10036, or at such other place as the Payee or any holder hereof may from time to time designate, the principal sum of ELEVEN MILLION SEVEN HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($11,725,000) in lawful money of the United States of America and in immediately available funds, in twenty (20) consecutive quarterly installments (or earlier as hereinafter provided) on the first day of each April, July, October and January, commencing July 1, 1999, of which the first nineteen (19) installments shall each be in the amount of FIVE HUNDRED EIGHTY-SIX THOUSAND TWO HUNDRED FIFTY DOLLARS ($586,250), and the last installment shall be in the amount of the entire unpaid balance of this Note.

         Debtor hereby further promises to pay interest to the order of Payee on the unpaid principal balance hereof at the Interest Rate. Such interest shall be paid in like money at said office or place from the date hereof, commencing April 1, 1999 and on the first day of each calendar month thereafter until the indebtedness evidenced by this Note is paid in full. All interest accruing on the unpaid principal balance hereof on and after the date of the occurrence and continuance of any Event of Default or termination or non-renewal of the Loan Agreement shall be payable to Payee upon demand.

         For purposes hereof, (a) the term "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one-half (1/2%) percent per annum in excess of the Prime Rate, and as to Eurodollar Rate Loans, a rate of two and one-half (2 1/2%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Debtor as in effect three (3) Business Days after the date of receipt by Payee of the request of Debtor for such Eurodollar Rate Loans in accordance with the terms of the Loan Agreement, whether such rate is higher or lower than any Eurodollar Rate previously quoted to Debtor; PROVIDED, THAT: (i) the Interest Rate applicable to Eurodollar Rate Loans and Prime Rate Loans shall be reduced, one time only, by one-quarter of one (1/4%) percent per annum, effective as of the first day of the month after each of the following conditions is satisfied as determined by Payee in good faith: (A) the Pre-Tax Net Income of Borrower for the immediately preceding fiscal year (commencing with the fiscal year ending on January 29, 2000), as set forth in the audited consolidated financial statements of Anvil Holdings, Inc. ("Holdings") and its Subsidiaries for such fiscal year delivered to Payee, together with the unqualified opinion of the independent certified public accountants, in accordance with Section 9.6 of the Loan Agreement (as defined below), shall equal or exceed $2,000,000 and (B) no Event of Default (as defined below) or act, condition or event which with notice or passage of time would constitute an Event of Default



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shall exist or have occurred and be continuing; and (ii) notwithstanding anything to the contrary contained herein, the Interest Rate shall mean a rate of two and one-half (2 1/2%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and a rate of four and one-half (4 1/2%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Payee's option, upon written notice to Debtor, (A) either (1) for the period on and after the date of termination or non-renewal of the Loan Agreement (as defined below) until such time as all Obligations are indefeasibly paid in full, or (2) for the period from and after the date of the occurrence of any Event of Default (as defined below), and for so long as such Event of Default is continuing as determined by Payee, and (B) on the Term Loans at any time outstanding in excess of the amounts available to Debtor under Section 2 of the Loan Agreement (whether or not such excess(es) arise or are made with or without Payee's knowledge or consent and whether made before or after the occurrence and continuance of an Event of Default); (b) the term "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank, (c) the term "Event of Default" shall mean an Event of Default as such term is defined in the Loan Agreement, and (d) the term "Loan Agreement" shall mean the Loan and Security Agreement, dated of even date herewith, among Debtor, Holdings, Cottontops, Inc. and Payee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement.

         The Interest Rate applicable to Loans (other than Eurodollar Rate Loans) payable hereunder shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate, effective on the first day of the month after any change in the Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. In no event shall charges constituting interest payable by Debtor to Payee hereunder exceed the maximum amount or rate permitted under any applicable law or regulation.

         This Note is issued pursuant to the terms and provisions of the Loan Agreement to evidence the Term Loan by Payee to Debtor. This Note is secured by the Collateral described in the Loan Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Debtor or any other party in connection therewith (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, renewed, extended, restated or replaced, being collectively referred to herein as the "Financing Agreements"), and is entitled to all of the benefits and rights thereof and of the other Financing Agreements. At Payee's option, all principal and interest provided for in this Note may be charged directly to the loan account(s) of Debtor.

         If any payment of principal or interest is not made when due hereunder, or if any other Event of Default exists or has occurred and is continuing, or if the Loan Agreement shall be terminated or not renewed for any reason whatsoever, then and in any such event, in addition to all rights and remedies of Payee under the Financing Agreements, applicable law or otherwise, all



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such rights and remedies being cumulative, not exclusive and enforceable, in
Payee's discretion, alternatively, successively and concurrently on any one or more occasions, Payee may, in its discretion and without limitation accelerate the payment of all Obligations including, without limitation, all amounts owing under this Note, and demand immediate payment thereof to Payee, whereupon the then unpaid balance hereof, together with all interest accrued thereon, shall forthwith become due and payable, together with interest accruing thereafter at the then applicable Interest Rate stated above until the indebtedness evidenced by this Note is paid in full, plus the costs and expenses of collection hereof, including, but not limited to, attorneys' fees and legal expenses.

         Debtor (I) waives diligence, demand, presentment, protest and notice of any kind with respect to this Term Promissory Note, (ii) agrees that it will not be necessary for Payee to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security, or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against Debtor is expressly hereby waived by Debtor. Upon any Event of Default or termination or non-renewal of the Loan Agreement, Payee shall have the right, but not the obligation to setoff against this Note all money owed by Payee to Debtor.

         Payee shall not be required to resort to any Collateral for payment, but may proceed against Debtor and any guarantors or endorsers hereof in such order and manner as Payee may choose. None of the rights of Payee shall be waived or diminished by any failure or delay in the exercise thereof.

         The validity, interpretation and enforcement of this Note and the other Financing Agreements and any dispute arising in connection herewith or therewith shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

         Debtor irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York and waives any objection based on venue or FORUM NON CONVENIENS with respect to any action instituted therein arising under this Note or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of Debtor and Payee in respect of this Note or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that Payee shall have the right to bring any action or proceeding against Debtor or its property in the courts of any other jurisdiction which Payee deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Debtor or its property).

         Debtor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its



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address set forth below and service so made shall be deemed to be completed five
(5) days after the same shall have been so deposited in the U.S. mails, or, at Payee's option, by service upon Debtor in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Debtor shall appear in answer to such process, failing which Debtor shall be deemed in default and judgment may be entered by Payee against Debtor for the amount of the claim and other relief requested.

         DEBTOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS NOTE OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS BETWEEN DEBTOR AND PAYEE IN RESPECT OF THIS NOTE OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. DEBTOR AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

         The execution and delivery of this Note has been authorized by the Board of Directors and by any necessary vote or consent of the stockholders of Debtor. Debtor hereby authorizes Payee to complete this Note in any particulars according to the terms of the loan evidenced hereby.

         This Note shall be binding upon the successors and assigns of Debtor and inure to the benefit of Payee and its successors, endorsees and assigns. Whenever used herein, the term "Debtor" shall be deemed to include its successors and assigns and the term "Payee" shall be deemed to include its successors, endorsees and assigns. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.


ATTEST:                                     ANVIL KNITWEAR, INC.

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       Secretary                            By:
                                               ---------------------------------

   [Corporate Seal]                         Title:
                                                  ------------------------------

                                            Address:   228 East 45th Street
                                                       New York, New York 10017

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